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                                       EXHIBIT 10.2

  Total Control Products, Inc. Announces Letter of Intent for the Sale of TESS
                         Software Product Line

    MELROSE PARK, Ill., Aug. 4/PRNewswire/ -- Today, Total Control Products, Inc. (Nasdaq: TCPS) announced that the Company signed a letter of intent for the sale of its TESS software product line currently held for sale by its majority-owned subsidiary, Taylor Industrial Software, Inc. ("Taylor"). This letter of intent was signed with an entity controlled by Neil R. Taylor, the former principal shareholder of Taylor. The Company will receive approximately $4 million, of which $2 million will be in the form of a note payable from Mr. Taylor, with the remaining payable in cash at the closing of the transaction.

    Upon the close of the transaction, Mr. Taylor's role in the TESS investment will be one of a passive investor. Mr. Taylor will continue to serve on the Company's board of directors and as the Senior Vice-President of Software Development on a full-time basis.

    Nicholas T. Gihl, Chairman, President and Chief Executive Officer stated, "The Company has expended a diligent effort over the past 10 months to maximize the sale value of the TESS asset. Mr. Taylor's offer is the highest available offer and provides the Company with an expedient method for the disposition of the asset without diverting significant attention to the sale process. Absent a sale in the near term, the Company would have had to devote a significant amount of resources to the TESS software product line, which does not strategically fit the Company's current focus of developing and marketing products in the control segment of the industrial automation marketplace. I am pleased to have signed the letter of intent so that we can focus on operations and provide an additional increase to the Company's tangible assets."

    Total Control designs, develops and markets products and technology for the control segment of the industrial automation market. These products range from closed architecture programmable logic controller operator interfaces to open architecture control software and systems, and are sold primarily through an international network of independent distributors with over 225 sales locations.

    For further information contact Peter Nicholson, Chief Financial Officer at Total Control Products, Inc., 2001 N. Janice Ave., Melrose Park, Illinois, 60160, 708-345-5500.

    Note: Statements and projections concerning the future financial condition, results of operations and business of Total Control Products, Inc. and subsidiaries are "forward-looking" statements which are inherently uncertain. Actual performance and results are subject to many risk factors, including changing market conditions, the timing of new product introductions by the Company, its competitors or third parties, the loss of any significant distributors, currency fluctuations, disruption in the supply of components for the Company's products, and other factors discussed in the Company's March 11, 1997 prospectus for its initial public offering.